SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

MACQUARIE INFRASTRUCTURE COMPANY TRUST

(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	20-6196808 (I.R.S. Employer Identification Number)

MACQUARIE INFRASTRUCTURE COMPANY LLC

(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	43-2052503 (I.R.S. Employer Identification Number)

600 Fifth Avenue, 21st Floor
New York, New York 10020
(Address of Registrant’s principal executive offices)

MACQUARIE INFRASTRUCTURE COMPANY LLC
INDEPENDENT DIRECTORS EQUITY PLAN
(Full title of the plan)

Macquarie Infrastructure Company LLC
600 Fifth Avenue, 21st Floor
New York, New York 10020
(212) 548-6538

(Name, address and telephone number of agent for service)

CALCULATION OF REGISTRATION FEE

		Proposed Maximum
Title of Securities to be	Amount to be	Offering Price Per	Proposed Maximum	Amount of
Registered	Registered (2)	Security (3)	Aggregate Offering Price	Registration Fee

Shares representing beneficial interests in Macquarie Infrastructure Company Trust	7,644	$27.15	$207,535	$24.43
(“Shares of Trust Stock”); and	60,000	28.56	1,713,600	201.70

	67,644		$1,921,135	$226.13
LLC interests in Macquarie Infrastructure Company LLC (“LLC Interests”) (1)

(1)	The number of LLC Interests registered hereunder is equal to the number of Shares of Trust Stock that are also being registered hereunder. Each Share of Trust Stock, which (as defined above) represents one beneficial interest in Macquarie Infrastructure Company Trust, corresponds to one LLC Interest, which (as defined above) represents one underlying LLC interest of Macquarie Infrastructure Company LLC. If Macquarie Infrastructure Company Trust is dissolved, each Share of Trust Stock will be exchanged for an LLC Interest.

(2)	67,644 Shares of Trust Stock are being registered under the Macquarie Infrastructure Company LLC Independent Directors Equity Plan (the “Plan”), which corresponds to 67,644 LLC Interests. In addition, this Registration Statement, pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), shall cover any additional Shares of Trust Stock or LLC Interests that become issuable under the Plan by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of Shares of Trust Stock of Macquarie Infrastructure Company Trust (a “Registrant”) or LLC Interests of Macquarie Infrastructure Company LLC (a “Registrant”).

(3)	The Proposed Maximum Offering Price Per Share and the Proposed Maximum Aggregate Offering Price are based with respect to (I) 7,644 Shares of Trust Stock under the Plan (which corresponds to 7,644 LLC Interests) underlying director stock options previously awarded on December 21, 2004, estimated solely for the purpose of calculating the registration fee, based upon the average of the high and low prices for the Shares of Trust Stock reported on the New York Stock Exchange consolidated reporting system (the “NYSE”) on December 21, 2004 and (II) with respect to 60,000 Shares of Trust Stock under the Plan (which corresponds to 60,000 LLC Interests) available for future awards under the Plan, estimated solely for the purpose of calculating the registration fee, based upon the average of the high and low prices for the Shares of Trust Stock reported on the NYSE on May 24, 2005.

Exhibit Index Appears on Page 11

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

*	Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the “Note” to Part I of Form S-8.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

          The following documents which we have been filed with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference and made part of this Registration Statement:

          (a) our Annual Report on Form 10-K (Commission File Nos. 001-32384 and 001-32385) for the fiscal year ended December 31, 2004, filed on March 24, 2005, under the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

          (b) our Quarterly Report on Form 10-Q (Commission File Nos. 001-32384 and 001-32385) for the quarterly period ended March 31, 2005, filed on May 16, 2005;

          (c) our Current Report on Form 8-K (Commission File Nos. 001-32384 and 001-32385), filed on May 16, 2005; and

          (d) the description of our Shares of Trust Stock contained in our Registration Statement on Form 8-A (Commission File Nos. 001-32384 and 001-32385), filed with the Commission on December 13, 2004.

          In addition, all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date of this Registration Statement but before we file a post-effective amendment to this Registration Statement which indicate that all securities offered have been sold or which deregister all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and are a part thereof from the date of filing of such documents.

          Any statement contained in a document incorporated or deemed incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

          Not applicable.

Item 5. Interests of Named Experts and Counsel.

          None.

Item 6. Indemnification of Directors and Officers.

          Certain provisions of our Amended and Restated Operating Agreement of Macquarie Infrastructure Company LLC, dated as of December 21, 2004 (the “LLC Agreement”) are intended to be consistent with Section 145 of the Delaware General Corporation Law, which provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceedings to which such person is, or is threatened to be made, a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceedings, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

          The LLC Agreement includes a provision that eliminates the personal liability of its directors for monetary damages for breach of fiduciary duty as a director, except for liability:

•	for any breach of the director’s duty of loyalty to the company or its members;

•	for acts or omissions not in good faith or a knowing violation of law; or

•	for any transaction from which the director derived an improper benefit.

          The LLC Agreement provides that:

•	we must indemnify our directors and officers to the equivalent extent permitted by Delaware General Corporation Law;

•	we may indemnify our other employees and agents and any person serving at our request as a director, officer, partner, member, employee or agent of another corporation or other enterprise to the same extent that we indemnified our officers and directors, unless otherwise determined by Macquarie Infrastructure Company LLC’s board of directors; and

•	we must advance expenses, as incurred, to our directors and executive officers in connection with a legal proceeding to the equivalent extent permitted by Delaware General Corporation Law and may advance expenses as incurred to our other employees and agents, unless otherwise determined by Macquarie Infrastructure Company LLC’s board of directors.

          The indemnification provisions contained in the LLC Agreement are not exclusive of any other rights to which a person may be entitled by law, agreement, vote of members or disinterested directors or otherwise.

          In addition, we will maintain insurance on behalf of our directors and executive officers and certain other persons insuring them against any liability asserted against them in their respective capacities or arising out of such status.

          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 7. Exemption from Registration Claimed.

          Not applicable.

Item 8. Exhibits.

          See attached “Index to Exhibits” list.

Item 9. Undertakings.

          (a) We hereby undertake:

          1. To file, during any period in which offers or sales are being made of securities registered hereby, a post-effective amendment to this Registration Statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by us pursuant to Section 13 or

Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

          2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b) We hereby further undertake that, for purposes of determining any liability under the Securities Act, each filing of our annual report filed on Form 10-K pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of us in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

          Pursuant to the requirements of the Securities Act, each Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 25th day of May 2005.

MACQUARIE INFRASTRUCTURE COMPANY TRUST

By:	MACQUARIE INFRASTRUCTURE COMPANY, LLC, as Sponsor

By:	/s/ Peter Stokes

Name:	Peter Stokes
Title:	Chief Executive Officer

MACQUARIE INFRASTRUCTURE COMPANY LLC

By:	/s/ Peter Stokes

Name:	Peter Stokes
Title:	Chief Executive Officer

POWER OF ATTORNEY

          KNOW ALL PERSONS BY THESE PRESENT that each person whose signature appears below constitutes and appoints Peter Stokes as such person’s true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for such person and in such person’s name, place and stead, in any and all capacities, to sign and file (1) a registration statement or statements on Form S-8, or such other form as may be recommended by counsel, to be filed with the Securities and Exchange Commission (the “Commission”), and any and all amendments and post-effective amendments thereto, and any and all post-effective amendments to registration statements or statements on Form S-8 previously filed with the Commission, and any and all instruments and documents filed as a part of or in connection with the said registration statement or amendments thereto, with respect to the Macquarie Infrastructure Company LLC Independent Directors Equity Plan, and (2) any registration statements, reports and applications relating thereto to be filed by Macquarie Infrastructure Company Trust or Macquarie Infrastructure Company LLC with the Commission and/or any national securities exchanges under the Securities Exchange Act of 1934, as amended, and any and all amendments thereto, and any and all instruments and documents filed as part of or in connection with such registration statements or reports or amendments thereto; granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he or she might or could do in person, and hereby ratifying and confirming all that the said attorney-in-fact and agent or any of them, may lawfully do or cause to be done by virtue hereof.

          Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the indicated capacities.

Name and Signature	Title	Date

/s/ John Roberts	Chairman of the Board of	May 25, 2005
John Roberts	Directors

/s/ Peter Stokes	Chief Executive Officer	May 25, 2005
Peter Stokes	(Principal Executive Officer)

/s/ David Mitchell	Chief Financial Officer	May 25, 2005
David Mitchell	(Principal Financial and Accounting Officer)

/s/ Norman H. Brown, Jr.	Director	May 25, 2005
Norman H. Brown, Jr.

Name and Signature	Title	Date

/s/ George W. Carmany, III	Director	May 25, 2005
George W. Carmany, III

/s/ William H. Webb	Director	May 25, 2005
William H. Webb

EXHIBIT INDEX

Exhibit No.	Description of Document
4.1	Amended and Restated Trust Agreement of Macquarie Infrastructure Company Trust, dated as of December 21, 2004 (filed as an exhibit to the Current Report on Form 8-K filed with the Commission on December 27, 2004 and incorporated herein by reference)

4.2	Amended and Restated Operating Agreement of Macquarie Infrastructure Company LLC, dated as of December 21, 2004 (filed as an exhibit to the Current Report on Form 8-K filed with the Commission on December 27, 2004 and incorporated herein by reference)

4.3	Macquarie Infrastructure Company LLC Independent Directors Equity Plan (filed as an exhibit to the Annual Report on Form 10-K filed with the Commission on March 24, 2005 and incorporated herein by reference)

*5.1	Opinion of Potter Anderson & Corroon LLP, as to the legality of the Shares of Trust Stock and LLC Interests being registered

*23.1	Consent of KPMG LLP, independent auditors

23.2	Consent of Potter Anderson & Corroon LLP (included in Exhibit 5)

24	Power of Attorney (included on signature pages)

*	Filed herewith